UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                                (AMENDMENT NO. 3)
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               RTI BIOLOGICS, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    74975N105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2010
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|_|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)

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--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          GAGNON SECURITIES LLC

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE LIMITED LIABILITY COMPANY

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                         0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                               2,087,177
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                                    0
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                           2,087,177
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      2,087,177
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     3.8 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IA
--------- ---------------------------------------------------------------------------- -------------------------------








--------- ------------------------------------------------------------------------------------------------------------
13.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
14.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
15.       SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
16.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       17.
      SHARES              SOLE VOTING POWER                                                                 1,460,944
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     18.
     OWNED BY             SHARED VOTING POWER                                                               2,846,479
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         19.
    REPORTING             SOLE DISPOSITIVE POWER                                                            1,460,944
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     20.
                          SHARED DISPOSTIVE POWER                                                           2,846,479
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
21.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      4,307,423
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
22.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
23.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     7.9 %
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
24.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------








ITEM 1.
        (a) Name of Issuer: RTI Biologics, Inc.


                                                             11621 Research Circle
        (b) Address of Issuer's Principal Executive Offices: Alachua, FL 32615

Item 2.


                              This Schedule 13G/A is being filed by Gagnon
                              Securities LLC and Neil Gagnon (together, the
                              "Reporting Persons"). Gagnon Securities LLC is an
                              investment adviser registered under Section 203 of
                              the Investment Advisers Act of 1940 that furnishes
                              investment advice to several customer accounts,
                              foundations, partnerships, trusts, and private
                              investment funds (collectively, the "Funds"). Mr.
                              Gagnon is the managing member and the principal
                              owner of Gagnon Securities LLC. In its role as
                              investment manager to the Funds, Gagnon Securities
                              LLC shares voting and/or dispositive power with
 (a) Name of Person           Mr. Gagnon with respect to certain securities of
    Filing:                   the Issuer described in this Schedule.
                              Additionally, Mr. Gagnon has sole voting power and
                              sole dispositive power with respect to certain
                              securities of the Issuer and he shares voting
                              power and dispositive power with certain persons
                              with respect to certain other securities of the
                              Issuer. The Reporting Persons expressly disclaim
                              beneficial ownership of all securities held in the
                              Funds' accounts. No single client's interest as
                              reported in the customer accounts at Gagnon
                              Securities LLC exceeds 5% of the outstanding
                              Common Stock of the Issuer. In addition, the
                              filing of this Schedule 13G/A shall not be
                              construed as an admission that the Reporting
                              Persons or any of their affiliates are beneficial
                              owners of any securities covered by this Schedule
                              13G/A for any other purposes than Section 13(d) of
                              the Securities Exchange Act of 1934.

(b) Address of
    Principal Business   1370 Ave. of the Americas, Suite 2400
    Office or, if none,  New York, NY 10019
    Residence:

(c) Citizenship:         GAGNON SECURITIES LLC: Delaware Limited Liability
                         Company
                         NEIL GAGNON: USA

(d) Title of Class of Securities: Common Stock, par value $0.0001 per share

        (e) CUSIP Number: 74975n105




ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
        (a) [ ]  Broker or dealer registered under section 15 of the Act
                 (15 U.S.C. 78o).
        (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ]  Insurance company as defined in section 3(a)(19) of the Act
                 (15 U.S.C. 78c).
        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
        (e) [X]  An investment adviser in accordance with ss.240.13d-1(b)
                 (1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.


          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned:       GAGNON SECURITIES LLC:     2,087,177
                                          NEIL GAGNON:               4,307,423

                                          GAGNON SECURITIES LLC:           3.8%
                                          NEIL GAGNON:                     7.9%


     (b) Percent of class:     Calculation  of  percentage  of  beneficial
                               ownership is based on approximately
                               54,806,762  outstanding  shares as reported by
                               the Issuer on its Form 10-Q filed November 8, 2010.


     (c) Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote:     GAGNON SECURITIES LLC: 0
                                                             NEIL GAGNON:   1,460,944

          (ii) Shared power to vote or to direct the vote:   GAGNON SECURITIES LLC 2,087,177
                                                             NEIL GAGNON:          2,846,479

          (iii)     Sole power to dispose or to direct the GAGNON SECURITIES LLC: 0
                    disposition of:                        NEIL GAGNON:   1,460,944

           (iv)     Shared power to dispose or to direct the GAGNON SECURITIES LLC: 2,087,177
                            disposition of:                          NEIL GAGNON:   2,846,479

ITEM 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

Not Applicable

ITEM 6  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     The Funds described above in Item 2 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities held in their respective accounts. To the knowledge of the Reporting
Person, the interest in any such Fund does not exceed 5% of the class of securities. The Reporting Person disclaims beneficial ownership of all such securities.

ITEMS 7 - 9      Not Applicable

ITEM 10.         CERTIFICATION
                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b): By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not
(a) acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]





                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 9, 2011
Date

GAGNON SECURITIES LLC

/s/ Neil Gagnon
Signature

Neil Gagnon
Name/Title


February 9, 2011
Date

/s/ Neil Gagnon
Signature

Neil Gagnon
Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
